Exhibit 99.01

INSIGNIA RECEIVING $1.4 MILLION FROM PRIVATE PLACEMENT

FREMONT, CA—July 5, 2005—Insignia Solutions plc (Nasdaq: INSG) today announced that it is receiving $1,440,000 in equity funding from accredited investors in a private placement being concluded today. $1,000,000 of the funding was completed on June 30, 2005 and the remainder has been subscribed for funding today.

The private placement is being led by Fusion Capital Fund II, LLC (Fusion) as the largest investor. This money will be used to fund the Company until Fusion’s $12 million securities subscription agreement commences. Funding under this agreement will not commence until after a required filing is made with the Securities and Exchange Commission (SEC) and becomes effective. This filing has been delayed by the need to comply with the SEC’s requirement that it includes audited financial statements for the six months ended June 30, 2005 as a result of the Company’s acquisition of Mi4e Device Management AB in March 2005. The Company and Fusion also agreed to extend the date by which the Company is required to make this filing with the SEC to August 15, 2005.

“With the financial demands on our business from the mobile device management market and the delay in the effectiveness of the Fusion equity subscription agreement, it was necessary to raise this additional working capital,” said Mark McMillan, CEO of Insignia Solutions.

In connection with the private placement, the Company has entered into definitive agreements with Fusion Capital and other accredited investors with respect to the issuance of preferred stock that is exchangeable for approximately 3,600,000 newly issued American Depository Shares (ADSs), and warrants to purchase approximately 4,800,000 ADSs. The shares were priced at $0.40 per share, and the warrants have an exercise price of $0.50 per share; if all of the warrants are exercised, the total purchase price for all of the shares will be $3.8 million. The preferred shares will accrue dividends for the first two years, payable in ADSs at the rate of 15% per annum.

The securities sold in this private placement have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or applicable exemption from registration requirements. As part of the private placement transaction, the Company has agreed to file a resale registration statement with the SEC for the purpose of registering the resale of the shares, and the shares underlying the warrants, issued in the private placement. This announcement does constitute an offer of any securities for sale.

Insignia, Insignia Solutions, and the Insignia Solutions logo are registered trademarks of Insignia Solutions, Inc. All other trademarks are the property of their respective holders.

Forward-Looking Statements

The statements in this press release relating to matters that are not historical are forward-looking statements that involve risks and uncertainties, including statements relating to its future financing plans and its plans to file registration statements with the SEC. This release includes forward-looking statements that are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those referred to in the forward-looking statements. Such factors include, but are not limited to, Insignia’s ability to file its registration statements with the SEC, the mobile device management market, Insignia’s need for additional capital to sustain operations, Insignia’s need to generate significantly greater revenue to achieve profitability and Insignia’s liquidity and capital needs. Further details on these and other risks are set forth in Insignia Solutions’ filings with the SEC, including its most recent filings on Forms 10-K and 10-Q. These filings are available on a website maintained by the SEC at http://www.sec.gov. Insignia Solutions does not undertake an obligation to update forward-looking or other statements in this release.

Contacts: Insignia Solutions

     Roger Friedberger
     (510) 360-3700

     or

     Financial Dynamics
     Investors: Teresa Thuruthiyil
     (415) 439-4500